SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2012

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company entered into an amended and restated loan agreement (the “2012 Liberty Facility”) with Liberty Bank which renewed and extended its existing revolving timeshare receivables hypothecation facility. The 2012 Liberty Facility allows for maximum outstanding borrowings of $50 million and provides for an 85% advance on eligible receivables pledged under the facility through March 2015, subject to customary terms and conditions. As of November 30, 2012, there was approximately $21.3 million outstanding under the 2012 Liberty Facility, all of which had been previously borrowed under a prior Liberty facility; therefore, initial availability under the 2012 Facility was approximately $28.7 million. Principal repayments and interest will be paid as cash is collected on the pledged receivables, with the remaining balance maturing in March 2018.

The 2012 Liberty Facility bears interest at the Prime Rate (as published in the Wall Street Journal) plus 2.25%, subject to an interest rate floor of 6.5%; however, the interest rate permanantly decreases to the Prime Rate plus 2.00%, subject to an interest rate floor of 6.0%, upon the outstanding principal balance of the facility reaching or exceeding $30 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: December 17, 2012

By:	/S/ ANTHONY M. PULEO
Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.100	Amended and Restated Receivables Loan Agreement, dated as of December 11, 2012, by and among Bluegreen Corporation, the Borrower, Liberty Bank, the Lenders, and Liberty Bank, the Administrative and Collateral Agent.